CORCEPT THERAPEUTICS INCORPORATED
COMPENSATION CLAWBACK POLICY
Corcept Therapeutics Incorporated (the “Company”) believes that it is in the best interests of the Company and its stockholders to adopt this Compensation Clawback Policy (this “Policy”), which provides for the recovery of certain Incentive-Based Compensation in the event of an Accounting Restatement (each as defined below). This Policy is designed to comply with, and shall be interpreted to be consistent with, Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act (“Rule 10D-1”) and Nasdaq Listing Rule 5608.
1.Administration
This Policy is applicable to all current and former executive officers (as defined in Rule 10D-1 under the Exchange Act) of the Company. This Policy will also apply to such other employees, or classes of employees, of the Company as may be determined from time to time by the Company’s Board of Directors or the Compensation Committee of the Board (collectively, the “Board”). Each person to whom this Policy applies is referred to herein as a “Covered Person.” Unless otherwise determined by the Board, the Compensation Committee shall administer this Policy (the Board, the Compensation Committee, or such other committee charged with administration of this Policy, the “Administrator”). The interpretation and construction by the Administrator of any provision of this Policy and all determinations made by the Administrator under this Policy shall be final, binding and conclusive.
2.Definitions
In addition to the definitions provided contextually herein, as used in this Policy, the following definitions shall apply:
•“Accounting Restatement” means an accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
•“Applicable Period” means the three completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement, as well as any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period that comprises a period of at least nine months shall count as a completed fiscal year). The “date on which the Company is required to prepare an Accounting Restatement” is the earlier to occur of (a) the date the Board, a committee of the Board or the officer or officers of the Company authorized to take such action if Board action is not required, concludes or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement or (b) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement, in each case regardless of if or when the restated financial statements are filed.
•“Applicable Rules” means any rules or regulations adopted by The Nasdaq Stock Market LLC (the “Nasdaq”) pursuant to Rule 10D-1 under the Exchange Act and any applicable rules or regulations adopted by the SEC pursuant to Section 10D of the Exchange Act.
•“Erroneously Awarded Compensation” is the amount of Incentive-Based Compensation received by a Covered Person that exceeds the amount of Incentive-Based Compensation that otherwise would have been received by the Covered Person had it been determined based on the restated amounts resulting from an Accounting Restatement, which shall be computed by the Administrator without regard to any taxes paid by the Covered Person in respect of the Erroneously Awarded Compensation.
•A “Financial Reporting Measure” is any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measure. A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the Securities and Exchange Commission.
•“Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive-Based Compensation is “received” for purposes of this Policy in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period.
3.Applicable Incentive-Based Compensation
This Policy applies to Incentive-Based Compensation received on or after the Effective Date of this Policy by a Covered Person (a) after beginning services as a Covered Person; (b) if that person served as a Covered Person at any time during the performance period for such Incentive-Based Compensation; and (c) while the Company had a listed class of securities on a national securities exchange.
4.Recovery of Erroneously Awarded Compensation Following an Accounting Restatement
In the event the Company is required to prepare an Accounting Restatement, the Company shall reasonably promptly recover from any Covered Person the amount of any Erroneously Awarded Compensation received by such Covered Person during the Applicable Period. The recovered amount shall in no event be greater than the difference between the amount that was received and the amount that would have been received based on the restated data. Recovery under this Section 4 shall not require a finding of any misconduct by the Covered Person. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the amount shall be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received. The Administrator shall determine the amount of any Erroneously Awarded Compensation and the repayment schedule for each Covered Person in compliance with this Section 4. The Administrator shall also maintain documentation of such determination and provide such documentation to the Nasdaq to the extent required by the Applicable Rules.
5.Method of Compensation Recovery
The Administrator shall determine, in its sole discretion, the method for recovering Incentive-Based Compensation hereunder, which may include, without limitation, any one or more of the following:
a.requiring reimbursement of cash Incentive-Based Compensation previously paid;
b.seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards;
c.cancelling or rescinding some or all outstanding vested or unvested equity-based awards;

d.adjusting or withholding from unpaid compensation or other set-off;
e.cancelling or setting-off against planned future grants of equity-based awards; and/or
f.any other method permitted by applicable law or contract.
Notwithstanding the foregoing, a Covered Person will be deemed to have satisfied such person’s obligation to return Incentive-Based Compensation to the Company if such Incentive-Based Compensation is returned in the exact same form in which it was received; provided that equity withheld to satisfy tax obligations will be deemed to have been received in cash in an amount equal to the tax withholding payment made.
6.Exception to Compensation Recovery Requirement
The Company may elect not to recover Incentive-Based Compensation pursuant to this Policy if the Administrator determines that recovery would be impracticable under certain conditions as provided for under the Applicable Rules. These conditions may include, but shall not be limited to circumstances in which (i) the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered, and the Company has made a reasonable attempt to recover such Incentive-Based Compensation; or (ii) recovery would likely cause an otherwise tax-qualified retirement plan to fail to be so qualified under applicable regulations.
7.No Indemnification of Covered Persons
Notwithstanding the terms of any indemnification or insurance policy or any contractual arrangement with any Covered Person that may be interpreted to the contrary, the Company shall not indemnify any Covered Persons against (a) the loss of any Incentive-Based Compensation, including any payment or reimbursement for the cost of third-party insurance purchased by any Covered Persons to fund potential clawback obligations under this Policy, or (b) any claims relating to the Company’s enforcement of its rights under this Policy.
8.Administrator Indemnification
Any member of the Board, or Company officer or officers authorized to take such action, who assist in the administration of this Policy shall not be personally liable for any action, determination or interpretation made with respect to this Policy and shall be fully indemnified by the Company to the fullest extent under applicable law and Company policy with respect to any such action, determination or interpretation. The foregoing sentence shall not limit any other rights to indemnification of the members of the Board under applicable law or Company policy.
9.Effective Date
This Policy shall be effective as of October 2, 2023 (the “Effective Date”).
10.Amendment; Termination
Unless otherwise determined by the Board, Company management or the Compensation Committee may amend, modify, supplement, rescind or replace all or any portion of this Policy at any time and from time to time in its discretion; provided that any such amendment, modification, supplement, rescission or replacement complies with Applicable Rules. To the extent this Policy is in any manner deemed inconsistent with the Applicable Rules, this Policy shall be treated as automatically and retroactively amended to be compliant with such Applicable Rules.
11.Policy Interpretation
This Policy shall be interpreted in a manner that is consistent with the Applicable Rules and any other applicable law and shall otherwise be interpreted (including in the determination of amounts recoverable) in the business judgment of the Compensation Committee. Nothing contained in this Policy, and no recovery as contemplated by this Policy, shall limit any other claims, damages or other legal remedies the Company or any of its affiliates may have against a Covered Person (including reimbursement of legal fees incurred by or on behalf of the Company or any of its affiliates) arising out of or resulting from any actions or omissions by the Covered Person.
12.Successors
This Policy shall be binding and enforceable against all Covered Persons and their beneficiaries, heirs, executors, administrators or other legal representatives.
13.Governing Law; Venue
This Policy and all rights and obligations hereunder are governed by and construed in accordance with the internal laws of the State of California, excluding any choice of law rules or principles that may direct the application of the laws of another jurisdiction. All actions arising out of or relating to this Policy shall be heard and determined exclusively in a court of competent jurisdiction located in the State of California or, if such court declines to exercise jurisdiction or if subject matter jurisdiction over the matter that is the subject of any such legal action or proceeding is vested exclusively in the U.S. federal courts, the U.S. District Court for the Northern District of California.
Adopted November 2, 2023

[TO BE SIGNED BY THE COMPANY’S EXECUTIVE OFFICERS:]
Compensation Clawback Policy Acknowledgment
I, the undersigned, agree and acknowledge that I am fully bound by, and subject to, all of the terms and conditions of Corcept Therapeutics Incorporated’s Compensation Clawback Policy (as may be amended, restated, supplemented or otherwise modified from time to time, the “Policy”). In the event of any inconsistency between the Policy and the terms of any agreement to which I am a party, or the terms of any compensation plan, program or agreement under which any compensation has been granted, awarded, earned or paid, the terms of the Policy shall govern. The Policy will apply both during and after the undersigned’s employment with the Company. In the event it is determined by the Administrator that any amounts granted, awarded, earned or paid to me must be forfeited or reimbursed to the Company, I will promptly take any action necessary to effectuate such forfeiture and/or reimbursement. Any capitalized terms used in this Acknowledgment without definition shall have the meaning set forth in the Policy.

By:

[Name]	Date
[Title]